                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number: 3235-0145
                                                  Expires: October 31, 1997
                                                  Estimated Average Burden
                                                  hours per response...... 14.90
                                                  ------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 12)

                        OVERSEAS SHIPHOLDING GROUP, INC.
                                (Name of Issuer)

                      COMMON STOCK, PAR VALUE $1 PER SHARE
                         (Title of Class of Securities)

                                   690368 10 5
                                 (CUSIP Number)

          HOWARD S. KELBERG, ESQ., MILBANK, TWEED, HADLEY & MCCLOY LLP
         1 CHASE MANHATTAN PLAZA, NEW YORK NEW YORK 10005 (212) 530-5000
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                  JULY 25, 2006
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ].

Check the following box if a fee is being paid with this statement:[ ].

CUSIP NO. 690368 10 5               SCHEDULE 13D              PAGE 2 OF 12 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Oudi Recanati

     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) [X]
     (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Israel
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    12,500**
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        3,085,446
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH        12,500**
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    3,085,446
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

     3,097,946
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------
**   Relates solely to options held by the reporting person.

CUSIP NO. 690368 10 5               SCHEDULE 13D              PAGE 3 OF 12 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Diane Recanati

     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) [X]
     (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        3,085,446
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH        0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    3,085,446
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

     3,085,446
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP NO. 690368 10 5             SCHEDULE 13D                PAGE 4 OF 12 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Ariel Recanati

     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) [X]
     (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   2,000**
               -----------------------------------------------------------------
  NUMBER OF    8   SHARED VOTING POWER
   SHARES
BENEFICIALLY       3,085,446
  OWNED BY     -----------------------------------------------------------------
    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       2,000**
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER

                   2,565,571
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

     3,087,446
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------
**   Relates solely to options held by the reporting person.

CUSIP NO. 690368 10 5             SCHEDULE 13D                PAGE 5 OF 12 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Leon Recanati

     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) [X]
     (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Israel
--------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    8   SHARED VOTING POWER
   SHARES
BENEFICIALLY       3,085,446
  OWNED BY     -----------------------------------------------------------------
    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER

                   2,565,571
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

     3,085,446
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP NO. 690368 10 5             SCHEDULE 13D                PAGE 6 OF 12 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Yudith Yovel Recanati

     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) [X]
     (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Israel
--------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    8   SHARED VOTING POWER
   SHARES
BENEFICIALLY       3,085,446
  OWNED BY     -----------------------------------------------------------------
    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER

                   2,565,571
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

     3,085,446
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP NO. 690368 10 5             SCHEDULE 13D                PAGE 7 OF 12 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     The Michael Recanati Trust

     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Alaska
--------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    8   SHARED VOTING POWER
   SHARES
BENEFICIALLY       3,004,424
  OWNED BY     -----------------------------------------------------------------
    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER

                   3,004,424
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

     3,004,424
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO - Trust
--------------------------------------------------------------------------------

CUSIP NO. 690368 10 5             SCHEDULE 13D                PAGE 8 OF 12 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     Michael Recanati, as trustee of The Michael Recanati Trust

     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    8   SHARED VOTING POWER
   SHARES
BENEFICIALLY       3,085,446
  OWNED BY     -----------------------------------------------------------------
    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER

                   3,085,446
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

     3,085,446
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP NO. 690368 10 5             SCHEDULE 13D                PAGE 9 OF 12 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     Daniel Pearson, as trustee of The Michael Recanati Trust

     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [X]
     (b)  [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    8   SHARED VOTING POWER
   SHARES
BENEFICIALLY       3,004,424
  OWNED BY     -----------------------------------------------------------------
    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER

                   3,004,424
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

     3,004,424
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

     Item 5 of the Statement on Schedule 13D, as amended from time to time, initially filed by Raphael Recanati, is amended by adding the following paragraphs:

     As of July 25, 2006, certain members of the Recanati family, and entities owned by or for the benefit of Recanati family members, sold 1,875,000 shares of Common Stock pursuant to a trading plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Since Amendment No. 11 to the Statement on Schedule 13D, dated June 28, 2006, the sale of 507,898 of these shares of Common Stock was effected pursuant to the Rule 10b5-1 plan, as described on Exhibit G attached hereto.

     Accordingly, under the Stockholders Agreement, each of Diane Recanati, Oudi Recanati, Ariel Recanati, Leon Recanati, Yudith Yovel Recanati and The Michael Recanati Trust may now be deemed to share the power to vote and (subject to the exception for 519,875 shares of Common Stock held by Diane Recanati) dispose of 3,085,446 shares of Common Stock. Under a separate Stockholders Agreement, by and among Diane Recanati, Oudi Recanati and The Michael Recanati Trust, dated as of September 10, 2003, Diane Recanati, Oudi Recanati and The Michael Recanati Trust may now be deemed to share the power to dispose of the 519,875 shares of Common Stock held by Diane Recanati.

     Diane Recanati, Leon Recanati, Yudith Yovel Recanati and Michael Recanati (as trustee of The Michael Recanati Trust) each beneficially own 3,085,446 shares of Common Stock, representing 7.8% of the outstanding Common Stock. Oudi Recanati beneficially owns 3,097,946 shares of Common Stock, representing 7.8% of the outstanding Common Stock. Ariel Recanati beneficially owns 3,087,446 shares of Common Stock, representing 7.8% of the outstanding Common Stock. The Michael Recanati Trust and Daniel Pearson (as trustee of The Michael Recanati Trust) each beneficially own 3,004,424 shares of Common Stock, representing 7.6% of the outstanding Common Stock.

     Item 7 of the Statement on Schedule 13D, as amended from time to time, initially filed by Raphael Recanati, is amended by adding the following exhibit:

     Exhibit G: Schedule of Recent Transactions.

     After reasonable inquiry and to the best knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

August 11, 2006                         /s/ Diane Recanati
Date                                    ----------------------------------------
                                        Signature
                                        Diane Recanati


August 11, 2006                         /s/ Oudi Recanati
Date                                    ----------------------------------------
                                        Signature
                                        Oudi Recanati


August 11, 2006                         /s/ Leon Recanati
Date                                    ----------------------------------------
                                        Signature
                                        Leon Recanati


August 11, 2006                         /s/ Yudith Yovel Recanati
Date                                    ----------------------------------------
                                        Signature
                                        Yudith Yovel Recanati


August 11, 2006                         /s/ Ariel Recanati
Date                                    ----------------------------------------
                                        Signature
                                        Ariel Recanati


                                        The Michael Recanati Trust


August 11, 2006                         /s/ Daniel Pearson
Date                                    ----------------------------------------
                                        Signature
                                        Daniel Pearson, Investment Trustee


                                        /s/ Michael Recanati
                                        ----------------------------------------
                                        Signature
                                        Michael Recanati, Investment Trustee


August 11, 2006                         /s/ Michael Recanati
Date                                    ----------------------------------------
                                        Signature
                                        Michael Recanati, as Investment Trustee
                                        of The Michael Recanati Trust


August 11, 2006                         /s/ Daniel Pearson
Date                                    ----------------------------------------
                                        Signature
                                        Daniel Pearson, as Investment Trustee
                                        of The Michael Recanati Trust